Exhibit 10.3

AGREEMENT OF SETTLEMENT AND RELEASE

B E T W E E N:

MDC PARTNERS INC.
(hereinafter referred to as “MDC”)

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ROBERT DICKSON
(hereinafter referred to as “Dickson”)

WHEREAS, Dickson ceased to be employed with MDC on June 1, 2011;

AND WHEREAS, Dickson and MDC are parties to an Employment Agreement dated December June 26, 2002, as amended on November 20, 2007 (the “Employment Agreement”);

AND WHEREAS, the parties have agreed to resolve and settle in full all claims of any kind that could be or could have been raised by Dickson under any federal or provincial law or under any statute or contract or tort law or otherwise, against MDC and its partners, subsidiaries, affiliates, unincorporated divisions, successors or assigns, or against any past or present director, officer, agent, shareholder or individual now or previously employed by or representing any of them;

NOW THEREFORE, the parties agree as follows:

1.           MDC shall pay to a company to be incorporated and promptly identified in writing by Dickson, the sum of One Million Three Hundred Ninety-Seven Thousand One Hundred Dollars ($1,397,100)(the “Consulting Payment”). The Consulting Payment shall be paid in equal monthly instalments (in arrears) plus HST during the twenty-four (24) month period beginning effective June 1, 2011, and continuing through and until May 31, 2013 (the “Consulting Period”). Dickson’s company shall provide appropriate invoices with respect to each of the above Consulting Payments.  Payment of the remaining unpaid Consulting Payment(s), if any, will be accelerated and due promptly following any “Change of Control” (as defined in the Employment Agreement) of MDC or upon the death of Dickson.

2.           During the Consulting Period, Dickson shall provide reasonable consulting services to MDC, as requested by MDC.  The consulting services (the “Consulting Services”) to be performed by Dickson shall include, without limitation, (i) assisting MDC in connection with any operating or transitional matters and (ii) facilitating the transition of Dickson’s responsibilities.  During the Consulting Period, Dickson shall report directly to Miles Nadal or another person designated by Mr. Nadal in his discretion, at such times and in such detail as shall reasonably be required recognizing that he is no longer an employee of MDC and in any event it is not expected that such services after the August 31, 2011, will require the expenditure of any material time. In any event, such Consulting Services will terminate upon the closing of any Change of Control of MDC.  Except for the Separation Payment provided for in Section 1 hereof, Dickson shall not be entitled to any additional compensation or payment of any other amounts for providing Consulting Services to MDC.  MDC agrees to reimburse Dickson for all reasonable travel expenses incurred in connection with the Consulting Services.

3.           MDC agrees that Dickson shall be entitled to the benefit of any Officers and Directors Insurance coverage consistent with the terms and conditions of the insurance policy for any matters which arose on or before June 1, 2011 and the benefit of any bylaws and indemnities of MDC available to him as an officer of MDC for acts arising before June 1, 2011.

4.           All monetary amounts referred to herein shall be in Canadian funds and shall be subject to withholding of taxes and other deductions required by law or as agreed to, in writing, between the parties.

5.           MDC acknowledges that Dickson has 46,908 restricted stock units and 64,014 Stock Appreciation Rights (“SARs”) outstanding and not vested as of June 1, 2011 (collectively, the “Unvested Equity Awards”).  The Unvested Equity Awards shall continue to vest in accordance with their underlying terms and conditions until May 31, 2013, on the same basis as if Dickson’s term of employment had continued until May 31, 2013 except for the 5000 restricted stock units granted January 26, 2011 which shall fully vest on May 31, 2013.   Notwithstanding the foregoing, the parties agree that Dickson shall have no further right to receive any future grants of equity incentive award(s) pursuant to that certain letter agreement between MDC and Dickson dated January 26, 2011 (the “EVAR Letter Agreement”), relating to a potential grant of up to 45,000 restricted stock units.  Effective as of the date hereof, the EVAR Letter Agreement shall be deemed terminated and cancelled. Upon any exercise of any outstanding SARs, MDC shall satisfy the exercise by issuance of MDC stock.  Attached to this agreement is a schedule showing the exercise periods applicable to the SARs.

6.           Dickson agrees to notify MDC in writing not less than three (3) business days prior to any open-market sale of MDC’s Class A shares.

7.           MDC shall continue to pay the premiums for health benefits for a maximum period of one year from June 1, 2011 until May 31, 2012, or until such earlier time as Dickson obtains alternative employment, whichever occurs earlier.

8.           Dickson undertakes and agrees to abide by the terms set forth in the attached confidentiality and non-solicitation agreement.

9.           Dickson agrees and undertakes to resign as an officer and/or director of MDC and any other companies to which he has been appointed either as an officer and/or director. By the execution of these Minutes of Settlement, Dickson acknowledges that he shall have so resigned and agrees to cooperate in executing any required documents.

10.         Dickson agrees not to, either directly or indirectly, publish or disclose the contents of this agreement or any terms thereof, in any manner whether in writing or orally, to any individual or entity (except for any one from whom Dickson obtains professional advice or his immediate family regarding this agreement) directly or indirectly, whether individually or by or through any agent, representative, attorney or other person.

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11.         The parties agree that this agreement may not be used as evidence by either of them in any action or proceeding except one in which one of the parties alleges a breach of this agreement.

12.         In consideration for the payments and other promises contained in this agreement, Dickson agrees to execute the attached full and final Release, as well as the attached Confidentiality and Non-solicitation Agreement.

13.         This agreement and the terms hereof supersede and replace all prior discussions and/or agreements made between the parties, whether oral or written, and shall constitute the entire agreement between the parties with respect to all matters contemplated by this agreement and the parties hereto do not rely upon or regard as material, any representations or writings whatsoever not incorporated into and made a part of this agreement.  This agreement shall not be amended, altered or modified except in writing signed by the parties.

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THIS AGREEMENT may be executed in counterparts, all of which together shall constitute a single, original instrument.

HAVING READ AND UNDERSTOOD THE RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AND RELEASE AS OF THE DAY AND YEAR FIRST WRITTEN BELOW.

DATED this 6th day of June, 2011.

MDC Partners Inc.

Per:	/s/
Name: Mitchell Gendel
Title: General Counsel
I have the authority to bind the corporation

/s/	/s/
Witness	Robert Dickson

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RELEASE AND INDEMNITY

IN CONSIDERATION of the attached Agreement of Settlement and Release dated June 6, 2011, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, I ROBERT DICKSON, for myself, my heirs, executors, administrators and assigns, hereby release and forever discharge MDC PARTNERS INC. and its parent, subsidiaries, affiliates, unincorporated divisions, predecessors, successors and assigns, and all of their past and present officers, directors, representatives, agents, shareholders and employees (collectively the "Releasees") from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which I ever had, now have or may have hereafter against any of them, by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter whatsoever up to and including the date on which this agreement becomes effective .  Without limiting the generality of the foregoing, this instrument shall release the Releasees from any claim arising out of or in any way relating to my employment or the cessation thereof, including but not limited to all claims that could have been raised under the Employment Standards Act of Ontario, 2000 as amended, the Human Rights Code of Ontario, as amended, Workplace Safety and Insurance Act, Occupational Health and Safety Act, including but not limited to any claim for commissions, vacation pay, overtime pay, health benefits, RSUs, bonuses, payment under any bonus or other compensation plan and any other compensation of any kind whatsoever under any federal or provincial law, by statute, regulation, contract or tort law, or and that I have not been subjected to any unequal treatment contrary to the Ontario Human Rights Code.

AND FOR THE SAID CONSIDERATION I further agree not to make any claim or demand or commence, maintain or prosecute any action, cause or proceeding for damages, compensation, loss or any relief whatsoever against the said Releasees in respect of any cause, matter or thing whatsoever arising out of or in consequence of my employment or the termination of my employment with the Releasees.  I further agree that this Release shall operate conclusively as an estoppel in the event of any such claim, action or proceeding and may be pleaded accordingly.

AND FOR THIS CONSIDERATION I further agree to indemnify and save harmless the Releasees from any and all claims or demands under the Income Tax Act of Canada and/or the Income Tax Act of the Province of Ontario and/or under the Employment Insurance Act of Canada, in respect of any failure on the part of the Releasees to withhold income tax and/or any amounts previously paid to me by Social Development Canada on account of employment insurance benefits received from the said consideration any interest or penalties relating to same, and further, to indemnify the Releasees for any costs or expenses it may incur in defending such claims or demands.

NOTWITHSTANDING THE FOREGOING, this Release shall not apply to any actions, causes of action, claims and demands which I may have relating to the failure or the refusal of the Releasees to comply with the terms of settlement as agreed upon.

AND I HEREBY DECLARE that I fully understand the terms of this settlement and have received or was afforded the opportunity to receive independent legal advice prior to executing this document and that I voluntarily accept the consideration offered for the purpose of making full and final compromise and settlement of all claims as aforesaid.

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AND I HEREBY AGREE AND UNDERTAKE to resign as an officer and/or director from any companies referred to above and shall execute any documentation required for such purpose.

IT IS UNDERSTOOD AND AGREED that I hereby undertake and agree not to disclose the facts of this settlement or agreement or the terms thereof to any third party without the written consent of the Releasees, except persons from whom I receive professional advice, my immediate family or as required by law.  I also hereby undertake and agree that I will not make any disparaging remarks against the Releasees.

THIS RELEASE AND INDEMNITY shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of Ontario.

THIS RELEASE AND INDEMNITY shall enure to the benefit of and be binding upon the undersigned, the Releasees and their respective heirs, executors, administrators, legal personal representatives, successors and assigns.

IT IS UNDERSTOOD AND AGREED that the giving of the aforesaid consideration is deemed to be no admission whatsoever of liability on the part of the Releasees.

IN WITNESS WHEREOF I have hereunto set my hand and seal at    this 6th day of June, 2011.

SIGNED, SEALED AND DELIVERED
in the presence of
/s/	/s/
Witness	Robert Dickson

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Confidentiality and Non-Solicitation Agreement

Confidentiality and Non-Solicitation Agreement, dated as of June 6, 2011, between MDC Partners Inc. (together with its affiliates, “MDC”) and Robert Dickson (the “Dickson”).

In consideration of the Agreement of Settlement and Release between Dickson and MDC dated the date hereof, the parties hereto agree as follows:

1.           Non-Disclosure of Confidential Information.

(a)           Dickson acknowledges that, in the course of his employment, he was provided with information which is confidential or proprietary in nature, as to MDC or its clients relating to their business affairs, property, methods of operation or other data (the “Confidential Information”), and that, the goodwill afforded to MDC depends upon, MDC and its employees keeping such information confidential.  Dickson acknowledges that MDC would be irreparably damaged if the Confidential Information were disclosed to or utilized on behalf of others.  Therefore, Dickson agrees that, he will not at any time, disclose to any person or use any Confidential Information, or permit any person to examine and/or make copies of any documents which contain or are derived from Confidential Information, whether prepared by Dickson or otherwise coming into Dickson’s possession or control without the prior written permission of MDC.

(b)           Dickson agrees that, upon the request of MDC, Dickson shall deliver to MDC all documents, papers or other material in his possession or under his control, together with any reproductions thereof, that may contain or be derived from Confidential Information, together with all documents, notes or other work product which is connected with or derived from Dickson’s services to MDC whether or not such material is at the date hereof in Dickson’s possession.  Dickson agrees that he shall have no proprietary interest in any work product developed or used by Dickson and arising out of his employment by MDC. Dickson shall, from time to time as may be requested by MDC, do all things which may be necessary to establish or document MDC’s ownership of any such work product.  In furtherance of the foregoing, Dickson hereby irrevocably appoints each executive officer of Dickson as his attorney-in-fact, with power of substitution, to perform any obligation to Dickson hereunder.

2.           Non-Solicitation Agreement.

(a)           Dickson shall not, for a period of two (2) years commencing June 1, 2011 and until May 31, 2013:

i.
solicit any business from (either directly or indirectly or through corporate entities) with any customer or client of MDC or any person or firm which has contacted or been contacted by MDC as a potential customer or client of MDC, provided that any such customer or client or prospective customer or client was a customer, client or documented prospect within the preceding 12 months (each, a “Client”);

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ii.
employ as an employee or retain as a consultant any person, firm or entity who is then or at any time during the preceding twelve months was an employee of MDC or any of its affiliates, or persuade or attempt to persuade any employee of MDC or any of its affiliates to leave the employ of MDC or to become employed as an employee or retained as a consultant by any person, firm or entity other than MDC;

iii.	render to or for any Client any services of the type which are rendered by MDC or any of its affiliate to such client; and

iv.	interfere with, or attempt to interfere with, business relationships (whether formed before or on the date of this Agreement) between MDC and any Clients, suppliers or partners.

3.           Intellectual Property.  Dickson agrees that all materials created or modified by him during his term of employment and any materials required in the performance of duties and responsibilities for MDC, including, without limitation, all works of authorship, inventions, processes, ideas, methods, concepts and other tangible and intangible materials (collectively, “Work Product”), shall be "work for hire" and that the MDC shall be the exclusive owner of the Work Product and all intellectual property rights associated with the Work Product, including all trademarks, patents or copyrights contained therein.  To the extent any Work Product does not qualify as "work for hire", Dickson hereby assigns ownership of all such Work Product to MDC and agrees to take all reasonable measures, at MDC expense, to perfect such rights in MDC.  Dickson hereby appoints MDC as his attorney-in-fact with the limited power to execute assignments of such Work Product.

4.           Miscellaneous.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  This Agreement may be modified only by an instrument in writing signed by both parties hereto.  Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by certified or registered mail to Dickson at his residence address as the same appears on the books and records of MDC or to MDC at its principal office, attention General Counsel, or as otherwise directed by MDC, from time to time.

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IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first above written.

MDC Partners Inc.

By:	/s/
Name: Mitchell Gendel
Title: General Counsel

ACKNOWLEDGED AND AGREED:

/s/
Robert Dickson

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Schedule of Outstanding SARS

1.
Grant of 188,276 SARS (“Base Price” = US$3.72) on February 12, 2009.  Of this amount, 124,262 SARS are vested as of the date hereof and may be exercised prior to May 31, 2013.  The remaining balance of 64,014 SARS shall vest on February 12, 2012, in accordance with their respective terms, and may be exercised beginning February 12, 2012 and continuing until May 31, 2013.

2.	Grant of 10,000 SARS (“Base Price” = US$8.95) on April 28, 2006. Such SARS are fully vested as of the date hereof and may be exercised prior to May 31, 2013.

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